Exhibit 99.1

PRESS
RELEASE

Date:	February 27, 2004
Contact:	Stephen Conner	or	Headen Thomas
Telephone:	704/731-4205		704/731-4438

Piedmont Natural Gas Increases Dividend
For Twenty-Sixth Consecutive Year

CHARLOTTE, N.C. – At its regular quarterly meeting held following the Annual Meeting of Shareholders today, the Board of Directors of Piedmont Natural Gas Company (NYSE: PNY) declared a quarterly dividend on Common Stock of 43 cents per share, a 3.6% increase over the 41.5 cents paid the prior quarter. This marks the twenty-sixth consecutive year that the Company has declared a dividend increase. The dividend is payable April 15, 2004, to holders of record at the close of business on March 25, 2004.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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